Amendment No. 3

to pricing supplement No. 235 dated July 31, 2015
(as amended by the amendment No. 1 dated November 30, 2015

and the amendment No. 2 dated January 4, 2016)

To prospectus supplement dated July 31, 2015 and
prospectus dated July 31, 2015

Registration Statement No. 333-206013 Dated January 4, 2016; Rule 424(b)(3)

25,000,000

ELEMENTSSM—“Dogs of the Dow”

Linked to the

Dow Jones High Yield Select 10 Total Return IndexSM

due November 14, 2022

•	This amendment No. 3 amends the original pricing supplement dated July 31, 2015 relating to the ELEMENTSSM—“Dogs of the Dow” Linked to the Dow Jones High Yield Select 10 Total Return IndexSM Exchange Traded Notes (the “Securities”), as amended by the amendment No. 1 dated November 30, 2015 and the amendment No. 2 dated January 4, 2016. The Securities do not guarantee any return of principal at maturity and do not pay any interest during their term. Instead, you will receive a cash payment at maturity or upon repurchase by Deutsche Bank AG, London Branch (“Deutsche Bank”) based on the performance of the Dow Jones High Yield Select 10 Total Return IndexSM, less an investor fee. Other than the specific amendments described below, the terms of the Securities are as described in the original pricing supplement dated July 31, 2015, as amended by the amendment No. 1 dated November 30, 2015 and the amendment No. 2 dated January 4, 2016.

•	Repurchase at Your Option

Subject to the requirements described in the original pricing supplement, you have the right to require Deutsche Bank to repurchase your Securities for an amount in cash equal to the “daily repurchase value” on the applicable valuation date. After the close of trading on January 4, 2016 (the “Effective Date”), the minimum number of securities you must irrevocably offer in order to effect a repurchase by Deutsche Bank at your option (the “Minimum Repurchase Amount”) will be reduced from a minimum of 250,000 securities to a minimum of 10,000 Securities. At any time, however, we will have the sole discretion to further reduce the Minimum Repurchase Amount. Any such reduction will be applied on a consistent basis for all holders of the securities at the time the reduction becomes effective. As a result of this modification, the “Specific Terms of the Securities — Payment Upon Repurchase” and “— Repurchase Procedures” in the original pricing supplement and the “Form of Offer for Repurchase” and the “Broker’s Confirmation of Repurchase” in Annex A to the original pricing supplement will be deemed to be amended to reflect the minimum repurchase amount of 10,000 Securities, as well as any announced further reduction of the Minimum Repurchase Amount. After the Effective Date, if less than 10,000 Securities of an offering are outstanding, you will not be able to avail yourself of the repurchase option.

•	As disclosed in the pricing supplement, the market value of the Securities may be influenced by, among other things, supply and demand for the Securities. It is possible that the reduction of the Minimum Repurchase Amount may materially influence the market value and the liquidity of the Securities.

•	We describe the Securities in the original pricing supplement (as amended by amendment No. 1 and amendment No. 2), prospectus supplement and prospectus filed with the Securities and Exchange Commission, or SEC. You may access the amendment No. 2, the amendment No. 1, the original pricing supplement and the related prospectus supplement and prospectus on the SEC website:

•	Amendment No. 2 dated January 4, 2016:

http://www.sec.gov/Archives/edgar/data/1159508/000095010316009889/dp62227_424b3-etna2.htm

•	Amendment No. 1 dated November 30, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315009187/dp61525_424b3-etn1.htm

•	Original pricing supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006064/crt_dp58079-424b3.pdf

•	Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000119312515273165/d40464d424b2.htm

Terms used but not defined herein have the meanings given to such terms in the original pricing supplement.

•	Stated Principal Amount: $10 per security.

•	CUSIP Number: 25153Q 65 8

Investing in the Securities involves a number of risks. See “Risk Factors” beginning on page PS-11 of the original pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this amendment No. 3 to the original pricing supplement, amendment No. 2 or amendment No. 1 to the original pricing supplement, the original pricing supplement or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The agent for this offering, Deutsche Bank Securities Inc., is our affiliate. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” in the original pricing supplement for more information.

The Securities are not bank deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Deutsche Bank Securities

January 4, 2016